PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Advisors L.P. Announces Portfolio Manager Update for First Trust Mortgage Income Fund

WHEATON, IL — (BUSINESS WIRE) — July 17, 2020 — First Trust Advisors L.P. (“FTA”) announced today that the Securitized Products Group of FTA, portfolio manager of First Trust Mortgage Income Fund (NYSE: FMY) (the “Fund”), will release an update on the market and the Fund for financial advisors and investors. The update will be available Tuesday, July 21, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, August 21, 2020. To listen to the update, follow these instructions:

--	Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 1190794. The update will be available from Tuesday, July 21, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, August 21, 2020.

FTA is a federally registered investment advisor and serves as the Funds’ investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $139 billion as of June 30, 2020 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund’s investment objectives will be achieved. The Fund may not be appropriate for all investors.

Principal Risk Factors: Securities held by a Fund, as well as shares of a Fund itself, are subject to market fluctuations caused by factors such as general economic conditions, political events, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Shares of a Fund could decline in value or underperform other investments as a result of the risk of loss associated with these market fluctuations. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on a fund and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. The outbreak of the respiratory disease designated as COVID-19 in December 2019 has caused significant volatility and declines in global financial markets, which have caused losses for investors. The impact of this COVID-19 pandemic may last for an extended period of time, and will continue to impact the economy for the foreseeable future.

The debt securities in which the Fund invests are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the Fund’s portfolio will decline if the Fund invests the proceeds from matured, traded or called bonds at market interest rates that are below the Fund portfolio’s current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the Fund derives interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates.

A portion of the Fund’s managed assets may be invested in subordinated classes of mortgage-backed securities. Such subordinated classes are subject to a greater degree of non-payment risk than are senior classes of the same issuer or agency.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports, and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial professionals are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The Fund’s daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN — (630) 915-6784

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Source: First Trust Advisors L.P.